EXHIBIT 99.1

                           FIRST AMENDED AND RESTATED
                      PLANET HOLLYWOOD INTERNATIONAL, INC.
                                1995 STOCK AWARD
                               AND INCENTIVE PLAN


         1.    PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

         The purpose of the Planet Hollywood International, Inc. First Amended and Restated 1995 Stock Award and Incentive Plan (the "Plan") is to afford an incentive to selected directors, employees and independent contractors of Planet Hollywood International, Inc. or any Subsidiaries or any Affiliates which now exist or hereafter are organized or acquired (collectively, the "Company"), to acquire a proprietary interest in the Company, to continue as directors, employees or independent contractors, as appropriate, to increase their efforts on behalf of the Company and/or to promote the success of the Company's business.

         2.    DEFINITIONS.

         The following terms, as used herein, shall have the following meanings:

                  (a) "Affiliate" shall mean (i) any limited partnership the general partner of which is either Planet Hollywood or a Subsidiary; (ii) any limited liability company in which either Planet Hollywood or a Subsidiary owns at least fifty percent (50%) of the economic interests of such company; (iii) any general partnership or joint venture in which either Planet Hollywood or a Subsidiary owns at least fifty percent (50%) of the partnership interests or venture interests, respectively; (iv) any foreign entity in which Planet Hollywood or a Subsidiary owns at least fifty percent (50%) of the shares or other interests of such company and controls at least fifty percent (50%) of the Board of Directors or similar governing body of such company; and (v) Orlando Corporate Services, Inc., a Florida corporation.

                  (b) "Award" shall mean any Option, SAR, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

                  (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document between the Company and a Participant or a Grantee evidencing an Award.

                  (d) "Board" shall mean the Board of Directors of the Company.

                  (e) "Change in Control" shall mean the occurrence of an event described in Section 12(f) hereof.

                  (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (g) "Committee" shall mean the Committee as appointed by the Board and as described in Section 3 hereof.

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                  (h) "Company" shall mean, collectively, Planet Hollywood and all of its Subsidiaries and Affiliates now held or hereafter formed, organized, or acquired.

                  (i) "Consolidated Net Earnings" shall mean the net earnings of the Company for each fiscal year in a Performance Period determined in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants, but before any provision for amounts paid or accrued with respect to Awards in respect of such Performance Period.

                  (j) "Disability" shall mean a disability which would qualify as a "permanent and total disability" under Section 22(e)(3) of the Code or any successor provision.

                  (k) "Dividend Equivalent" shall mean a right, granted to a Participant under Section 10, to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a freestanding basis or in connection with another Award, and may be paid currently or on a deferred basis.

                  (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (m) "Fair Market Value" of a share of Stock on any date shall mean (1) the last sale price of such Stock, on such date or, if no sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Stock is then listed or admitted to trading, or (2) if such Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Stock on such date, or (3) if there shall have been no trading on such date or if the Stock is not so designated, the average of the closing bid and asked prices of the Stock on such date as shown by the NASD automated quotation system, or (4) if such Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the value determined by the Committee.

                  (n) "Grantee" shall mean an officer, director or other employee of the Group who is, pursuant to Section 4 of the Plan, selected to participate herein with respect to the grant of an Incentive Stock Option.

                  (o) "Group" shall mean, collectively, Planet Hollywood and all of its Subsidiaries now held or hereafter formed, organized, or acquired.

                  (p) "Incentive Stock Option" shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

                  (q) "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

                  (r) "Operating Earnings Per Share" shall mean the per share net earnings of the Company for each fiscal year in a Performance Period determined

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in accordance with generally accepted accounting principles and reported in the
Company's audited financial statements for such fiscal year.

                  (s) "Option" shall mean the right, granted pursuant to this Plan, of a holder to purchase shares of Stock at a price and upon the terms to be specified by the Committee.

                  (t) "Other Cash-Based Award" shall mean cash awarded under
Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

                  (u) "Other Stock-Based Award" shall mean a right or other interest granted to a Participant under Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified Performance Goals or otherwise as permitted under the Plan, and (2) a right granted to a Participant to acquire Stock from the Company for cash and/or a promissory note containing terms and conditions prescribed by the Committee.

                  (v) "Participant" shall mean (i) an officer or director of the Company, whether or not an employee, (ii) an employee of the Company who is not an officer or director, or (iii) a person or service company that performs services in the capacity of an independent contractor on behalf of the Company, who (or which) is, pursuant to Section 4 of the Plan selected to participate herein; PROVIDED, HOWEVER, any Participant who (or which) is not also a Grantee hereunder shall not be eligible to participate in the grant of an Incentive Stock Option hereunder.

                  (w) "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Goals may include any or all of the following: (i) attainment of an amount of cumulative Consolidated Net Earnings during a Performance
Period: (ii) attainment of a percentage of Return on Equity for a Performance Period; (iii) attainment of amounts of Operating Earnings Per Share of the Company; (iv) increases in the market price of Stock or levels of total return to shareholders during the Performance Period; (v) attainment of goals established based on the financial performance of individual subsidiaries or business segments of the Company relating to increases in total revenues, operating expenses or pre-tax operating earnings; (vi) such other personal performance goals as the Committee shall, from time to time, establish.

                  (x) "Performance Period" shall mean a period of three consecutive years or such other period (which in no case may be less than one year) as may be determined by the Committee.

                  (y) "Plan" shall mean the Planet Hollywood International, Inc. First Amended and Restated 1995 Stock Award and Incentive Plan.

                  (z) "Plan Year" shall mean the Company's fiscal year.

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                  (aa) "Planet Hollywood" shall mean Planet Hollywood
International, Inc.

                  (bb) "Relationship" shall mean, solely with respect to an independent contractor, such individual's or service company's capacity of performing services as an independent contractor for the Company, and solely with respect to a director that is not an employee of the Company, the termination of such individual's position as a director of the Company.

                  (cc) "Restricted Stock" shall mean an Award of shares of Stock to a Participant under Section 8 that may be subject to certain restrictions and to a risk of forfeiture.

                  (dd) "Restricted Stock Unit" shall mean a right granted to a Participant under Section 9 to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of Performance Goals or other criteria as may be determined by the Committee.

                  (ee) "Retirement" shall mean retirement of a Participant (who is not an independent contractor) or a Grantee from the employ of the Company in accordance with the terms of an applicable qualified retirement plan or, if such Participant or Grantee is not covered by such a plan, on or after such Participant's or Grantee's 65th birthday.

                  (ff) "Return on Equity" shall mean, for each fiscal year, the quotient obtained by dividing (i) Consolidated Net Earnings for a fiscal year by
(ii) the average of common shareholders' equity of the Company as of the beginning and the end of such fiscal year.

                  (gg) "Rule 16b-3" shall mean Rule 16b-3 under the Exchange
Act.

                  (hh) "Stock" shall mean shares of non-voting Class B Common Stock, par value $.01 per share, of Planet Hollywood; PROVIDED, HOWEVER, at such time as all of the shares of Planet Hollywood's existing Class B Common Stock are converted into an equivalent number of shares of Planet Hollywood's Class A Common Stock (upon the approval and filing of a Restated Certificate of Incorporation), then "Stock" shall mean, without any further action by the Board or the Committee and without amendment to this Plan, shares of voting Class A Common Stock, par value $.01 per share, of Planet Hollywood.

                  (ii) "SAR" shall mean a tandem or freestanding stock appreciation right, granted to a Participant under Section 7, to be paid in an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

                  (jj) "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                  (kk) "Ten Percent Stockholder" shall mean a Grantee who, at the time an Incentive Stock Option is to be granted to such Grantee, owns (within the

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meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent
(10%) of the total combined voting power of all classes of stock of Planet Hollywood (or any Subsidiary) within the meaning of Section 424(d) of the Code.

                  (ll) "Unvested Portion" shall mean that portion of an Option or an SAR granted to a Participant or Grantee hereunder which is not a Vested Portion. In the event a Participant or a Grantee is granted more than one Option or SAR, the "Unvested Portion" shall refer to all of such Unvested Portions.

                  (mm) "Vested Portion" shall mean, as of a particular date, that portion of an Option or an SAR granted to a Participant or Grantee hereunder which is exercisable, and with respect to which a Participant or a Grantee is vested, pursuant to the terms of such Participant's or Grantee's Award Agreement. In the event a Participant or a Grantee is granted more than one Option or SAR, the "Vested Portion" shall refer to all of such Participant's or Grantee's Vested Portions.

         3.   ADMINISTRATION.

         The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

         The Committee shall consist of two or more persons each of whom is a "disinterested person" within the meaning of Rule 16b-3. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant, the Grantee (or any person claiming any rights under the Plan from or through any Participant or Grantee) and any stockholder.

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         No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

         4.   ELIGIBILITY.

         Awards may be granted to (i) officers, directors and other employees of the Company, (ii) directors who are not employees of the Company, and (iii) persons and service companies providing services in their capacities as independent contractors for the Company, in the sole discretion of the Committee. In determining the persons or service companies to whom Awards shall be granted and the type of Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

         5. STOCK SUBJECT TO THE PLAN; LIMITATION ON GRANTS. The maximum number of shares of Stock reserved for issuance pursuant to the Plan shall be Seven Million (7,000,000) shares, subject to the adjustment as provided herein; PROVIDED, HOWEVER, in the event the Board approves and effects a stock split, then the maximum number of shares of Stock reserved for issuance pursuant to the Plan shall, without any further action by the Board or the Committee and without amendment to this Plan, be correspondingly increased (in accordance with the terms of such split), subject to adjustment as provided herein.1

         In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; PROVIDED, THAT, with respect to Incentive Stock Options, such adjustment shall be made in accordance with
Section 424 of the Code.

         If any Award granted under this Plan is terminated or expires for any reason whatsoever, in whole or in part, the shares (or remaining shares) of Stock subject to that particular Award shall again be available for grant under this Plan.

         6. STOCK OPTIONS. The Committee shall have authority to grant Nonqualified Stock Options to Participants and Incentive Stock Options to Grantees on the following terms and conditions:

                  (a) NUMBER OF SHARES. Each Award Agreement shall state the number of shares of Stock to which the Option relates.

--------
(1) As amended by stockholder approval at the May 16, 1997 Annual Meeting of Stockholders and Board of Director action taken in July, 1998.


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                  (b) TYPE OF OPTION. Each Award Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option.

                  (c) OPTION PRICE. Each Award Agreement shall state the Option price. The Option price per share of Stock purchasable under an Option shall be determined by the Committee; PROVIDED, THAT, in the case of an Incentive Stock Option, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option. The date as of which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

                  (d) METHOD AND TIME OF PAYMENT. The Option price shall be paid in full, at the time of exercise, in cash or in shares of Stock having a Fair Market Value equal to such Option price or in a combination of cash and Stock or, in the sole discretion of the Committee, through a cashless exercise procedure.

                  (e) TERM AND EXERCISABILITY OF OPTIONS. Options shall be exercisable over the exercise period (which, with respect to Incentive Stock Options, shall not exceed ten (10) years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; PROVIDED, THAT, the Committee shall have the authority to accelerate the exercisability or vesting of any outstanding Option (including, without limitation, the exercisability or vesting of any outstanding Option after the occurrence of an event described in Section 6(i) below), or extend the exercise period, at such times and under such circumstances as it, in its sole discretion, deems appropriate; PROVIDED, HOWEVER, with respect to Incentive Stock Options, the Committee shall not be permitted to extend the exercise period beyond that date which is ten (10) years from the date of grant. An Option may be exercised, as to any or all full shares of Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of Planet Hollywood, specifying the number of shares of Stock with respect to which the Option is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Secretary of Planet Hollywood receives such notification, provided that payment for such shares is received by Planet Hollywood upon such date.

                  (f) DELIVERY OF PURCHASED STOCK. On the exercise date specified in the Participant's or Grantee's notice or as soon thereafter as is practicable, Planet Hollywood shall deliver to the exercising Participant or Grantee, a certificate or certificates for the shares of Stock then being purchased (out of theretofore unissued Stock or reacquired Stock, as Planet Hollywood may elect) upon full payment for such shares. The obligation of Planet Hollywood to deliver Stock shall, however, be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Option or such shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

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                  (g) FAILURE TO PAY OR ACCEPT DELIVERY. If an exercising
Participant or Grantee fails to pay for any Stock specified in such notice or fails to accept delivery thereof, such Participant's or Grantee's right to purchase such Stock may be terminated by Planet Hollywood.

                  (h) NO RIGHTS OF SHAREHOLDERS. Neither any Participant nor Grantee nor any personal representative (or beneficiary) shall be, or shall have any rights and privileges of, a shareholder of Planet Hollywood with respect to any shares of Stock purchasable or issuable upon the exercise of any Option granted hereunder, in whole or in part, prior to the date of exercise of such Option.

                  (i) TERMINATION. If a Participant's or Grantee's employment by, or Relationship with, the Company terminates, Options granted to such Participant or Grantee prior to such termination shall remain exercisable following the effective date of such termination as follows:

                           (i) CAUSE. If the Relationship of a Participant or
the employment of a Participant or Grantee by the Company is terminated for cause, all Options granted to such Participant or Grantee shall be canceled as of the effective date of such termination;

                           (ii) RETIREMENT OR DISABILITY. Upon a Participant's
or Grantee's termination of employment by reason of Retirement or Disability, or a Participant's Relationship by reason of Disability, such Participant's or Grantee's Vested Portion as of the effective date of such Retirement or Disability shall remain exercisable for a period of one (1) year following such effective date (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) and such Participant's or Grantee's Unvested Portion as of the effective date of such Retirement or Disability shall be canceled;

                           (iii) OTHER TERMINATIONS OF THE RELATIONSHIP OR
EMPLOYMENT. If a Participant's Relationship or a Participant's or Grantee's employment by the Company is terminated for any reason other than those described in subsection (i) or (ii) above, the Vested Portion as of the effective date of such termination of the Relationship or employment shall remain exercisable for a period of three (3) months from the effective date of such termination of the Relationship or employment (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) and the Unvested Portion as of the effective date of such Participant's or Grantee's termination of the Relationship or employment shall be canceled;

                           (iv) DEATH. If a Participant dies during the
Relationship or a Participant or Grantee dies while employed by the Company or during the applicable Option exercise period following the effective date of such Participant's or Grantee's Retirement, Disability or other termination of the Relationship or employment, as described in subsections (ii) or (iii) above, such Participant's or Grantee's executors, administrators, legatees or distributees shall have a period expiring on the date one (1) year from the date of such Participant's or Grantee's death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise such Participant's or Grantee's exercisable Options and the Unvested Portion as of the date of such Participant's or Grantee's death shall

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become fully vested as of such date (except with respect to the death of a
Participant or Grantee occurring after the effective date of such Participant's or Grantee's Retirement, Disability or other termination of the Relationship or employment, in which case, such Unvested Portion as of the effective date of such Participant's or Grantee's death shall be canceled).

                  A transfer of a Participant's or Grantee's Relationship between Planet Hollywood and any Subsidiary or Affiliate, or between any Subsidiaries or Affiliates, shall not be deemed to be a termination of such Participant's or Grantee's Relationship. Further, the conversion of a Participant from an independent contractor to an employee, or vice versa, shall not be considered a termination of such Participant's Relationship or employment.

                  (j) OTHER PROVISIONS. Options may be subject to such other conditions (which conditions shall lapse; provided, the Committee shall prescribe in its discretion the duration of such lapsing conditions) including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion.

                  (k) INCENTIVE STOCK OPTIONS. Options granted as Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in this Section 6(k).

                           (i) VALUE OF SHARES. The aggregate Fair Market Value
(determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and all other plans of the Group become exercisable for the first time by each Grantee during any calendar year shall not exceed $100,000.

                           (ii) TEN PERCENT STOCKHOLDER. In the case of an
Incentive Stock Option granted to a Ten Percent Stockholder, (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option, and (y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

                           (iii) ISSUANCE TO GRANTEES. Incentive Stock Options
shall be awarded solely to those eligible persons that are Grantees hereunder.

         7. STOCK APPRECIATION RIGHTS. The Committee is authorized to grant freestanding SARs and SARs granted in tandem with an Option to Participants on the following terms and conditions:

                  (a) IN GENERAL. Unless the Committee determines otherwise, an SAR (1) granted in tandem with a Nonqualified Stock Option may be granted at the time of grant of the related Nonqualified Stock Option or at any time thereafter or (2) granted in tandem with an Incentive Stock Option may only be granted at the time of grant of the related Incentive Stock Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

                  (b) SARS. An SAR shall confer on the Participant a right to receive with respect to each share subject thereto, upon exercise thereof, the excess of

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(1) the Fair Market Value of one share of Stock on the date of exercise over (2)
the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

                 (c) TREATMENT OF RELATED OPTIONS AND TANDEM SARS UPON EXERCISE. Upon the exercise of a tandem SAR, the related Option shall be canceled to the extent of the number of shares of Stock as to which the tandem SAR is exercised and upon the exercise of an Option granted in connection with a tandem SAR, the tandem SAR shall be canceled to the extent of the number of shares of Stock as to which the Option is exercised.

                  (d) METHOD OF EXERCISE. SARs shall be exercised by a Participant only by a written notice delivered in person or by mail to the Secretary of Planet Hollywood, specifying the number of shares of Stock with respect to which the SAR is being exercised. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the SAR and the related Option (if applicable) to the Secretary of Planet Hollywood, who shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant. For purposes of this subsection (d), the date of exercise will be deemed to be the date upon which the Secretary of Planet Hollywood receives such notification.

                  (e) FORM OF PAYMENT. Payment of the amount determined under subsection (d) above may be made in whole shares of Stock in a number determined based upon their Fair Market Value on the date of exercise of the SAR or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of Stock as the Committee deems advisable. If the Committee decides to make full payment in shares of Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash. Notwithstanding the foregoing, to the extent required by Rule 16b-3, no payment in the form of cash may be made upon the exercise of a SAR to a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, unless the exercise of such SAR is made during the period beginning on the third business day and ending on the twelfth business day following the date of release for publication of the Company's quarterly or annual statements of earnings or is otherwise made under circumstances which comply with said Rule 16b-3.

                  (f) TERM AND EXERCISABILITY OF FREESTANDING SARS. Each applicable Award Agreement shall provide the exercise schedule for the freestanding SAR as determined by the Committee; PROVIDED, THAT, the Committee shall have the authority to accelerate the exercisability of any freestanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be ten (10) years from the date of the grant of the freestanding SAR or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in Section 7(g) hereof.

                  (g) TERMINATION. The terms and conditions set forth in Section 6(i) hereof, relating to exercisability of Options in the event of termination of the Relationship or employment with the Company shall apply equally with respect to

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the exercisability of freestanding SARs following termination of the
Relationship or employment.

         8. RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

                  (a) ISSUANCE AND RESTRICTIONS. Each applicable Award Agreement shall set forth thenumber of shares of Restricted Stock granted pursuant to the Award Agreement. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such conditions may lapse in whole or in part based upon achievement of such Performance Goals for the Performance Period as have been set by the Committee.

                  (b) RESTRICTIONS. Prior to vesting, shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended. Certificates for shares of Stock issued pursuant to awards of Restricted Stock shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect. Prior to vesting, such certificates shall be held in escrow by an escrow agent appointed by the Committee.

                  (c) FORFEITURE. Subject to such exceptions as may be determined by the Committee, if the Participant's continuous Relationship or employment with the Company shall terminate for any reason prior to vesting of the Restricted Stock, or to the extent any Performance Goals for the Performance Period are not met, any shares remaining subject to restrictions shall thereupon be forfeited by the Participant and transferred to, and reacquired by, the Company at no cost to the Company; PROVIDED, THAT, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part.

                  (d) RIGHTS AS A STOCKHOLDER. Except to the extent restricted under the Award Agreement, a Participant shall have all of the rights of a Stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon. Dividends paid on Restricted Stock shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

                  (e) OTHER PROVISIONS. The Restricted Stock Agreements authorized under the Plan shall contain such other provisions not inconsistent with this

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


Plan, including, without limitation, the imposition of restrictions upon the transferability of Restricted Stock and conditions on vesting of Restricted Stock as the Committee shall deem advisable.

         9. RESTRICTED STOCK UNITS. The Committee is authorized to grant Restricted Stock Units to Participants, subject to the following terms and conditions:

                  (a) AWARD AND RESTRICTIONS. Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee. In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. Such restrictions may lapse in whole or in part based upon achievement of such Performance Goals for the Performance Period as have been set by the Committee.

                  (b) FORFEITURE. Upon termination of the Relationship or employment during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate (or to the extent any Performance Goals for the Performance Period are not met), all Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; PROVIDED, THAT, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part.

         10. DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

         11. OTHER STOCK-OR CASH-BASED AWARDS. The Committee is authorized to grant to Participants Other Stock-Based Awards or Other Cash-Based Awards as an element of or supplement to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon achievement of Performance Goals or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.

         12.      GENERAL PROVISIONS.

                  (a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the granting and exercising of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Award as the Company may consider appropriate, and may require any Participant or Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

                  (b) NONTRANSFERABILITY. Awards shall not be transferable by a Participant or Grantee except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Participant or Grantee only by such Participant or Grantee or their guardian or legal representative.

                  (c) NO RIGHT TO CONTINUED EMPLOYMENT OR RELATIONSHIP. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant or Grantee the right to continue in the employ of the Company or in their Relationship, or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's or Grantee's employment or Relationship.

                  (d) WITHHOLDING TAXES. Where a Participant or Grantee or other person is entitled to receive shares of Stock pursuant to the exercise of an Option or is otherwise entitled to receive shares of Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or Grantee or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or Grantee or other person of cash or a certificate or certificates representing such shares.

         Unless otherwise prohibited by the Committee or by applicable law, a Participant or Grantee may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares of Stock or cash otherwise payable to such Participant or Grantee (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation. A Participant's or Grantee's election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b)(1) above is irrevocable with respect to such exercise once it is made, may be disapproved by the Committee and, if made by any person who is subject to Section 16(b) of the Exchange Act, must be made (x) only during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following the date of such release or (y) not less than six months prior to the date such Participant's or Grantee's withholding tax obligation arises.

                  (e) AMENDMENT AND TERMINATION OF THE PLAN. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; PROVIDED, THAT, no amendment which requires stockholder approval under applicable law or in order for the Plan to continue to comply with Rule 16b-3 shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant or Grantee, without such Participant's or Grantee's consent, under any Award theretofore granted under the Plan; PROVIDED, HOWEVER, the Plan may be amended by either the Board or the Committee at any time without the consent of any Participant or Grantee or the approval of Planet Hollywood's shareholders if either the Board or the Committee determines, each in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation. The power to grant Awards under the Plan will automatically terminate ten years after the adoption of the Plan by the Board. If the Plan is terminated, any unexercised Award shall continue to be exercisable in accordance with its terms and the terms of the Plan in effect immediately prior to such termination.

                  (f) CHANGE IN CONTROL. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of Planet Hollywood (as defined in this Section 12(f)) shall occur, (1) all Options and freestanding SARs granted under the Plan that are outstanding at the time of such Change in Control shall become immediately exercisable in full; (2) with respect to Awards granted with respect to Performance Goals, all Performance Periods outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months which have elapsed with respect to each Performance Period) of each such outstanding Award granted to each Participant or Grantee for all outstanding Performance Periods shall become payable in cash to each Participant or Grantee, with the remainder of each such outstanding award being canceled for no value; and (3) all restrictions with respect to shares of Restricted Stock or any other Awards not described in (1) and (2) above shall lapse, and such shares or other Awards shall be fully vested and nonforfeitable. For purposes of this
Section 12(f), with respect to determining the cash equivalent value of a Restricted Stock Unit, the Fair Market Value of a share of Stock shall be deemed to equal the greater of (i) the Fair Market Value of a share of Stock as of the date on which a Change in Control occurs, or (ii) the price of a share of Stock which is paid or offered to be paid, by any person or entity, in connection with any transaction which constitutes a Change in Control pursuant to this Section 12(f).

         For purposes of this Section 12(f), a Change in Control of Planet Hollywood shall occur upon the happening of the earliest to occur of the following:

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


                           (i) any "person," as such term is used in Sections
13(d) and 14(d) of the Exchange Act (other than (1) Planet Hollywood, (2) any trustee or other fiduciary holding securities under an employee benefit plan of Planet Hollywood, or (3) any corporation owned, directly or indirectly, by the stockholders of Planet Hollywood in substantially the same proportions as their ownership of Stock (each an "excluded person")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Planet Hollywood (not including in the securities beneficially owned by such person any securities acquired directly from Planet Hollywood or its affiliates) representing 50% or more of the combined voting power of Planet Hollywood's then outstanding voting securities;

                           (ii) during any period of not more than two
consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Planet Hollywood to effect a transaction described in clause (i), (iii) or (iv) of this subsection (f)) whose election by the Board or nomination for election by Planet Hollywood's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a 70% majority of the Board;

                           (iii) the stockholders of Planet Hollywood approve a
merger or consolidation of Planet Hollywood with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Planet Hollywood outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 80% or more of the combined voting power of the voting securities of Planet Hollywood or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Planet Hollywood (or similar transaction) in which no "person" (as hereinabove defined) acquired 50% or more of the combined voting power of Planet Hollywood's then outstanding securities; or

                           (iv) the stockholders of Planet Hollywood approve a
plan of complete liquidation of Planet Hollywood or an agreement for the sale or disposition by Planet Hollywood of all or substantially all of Planet Hollywood's assets (or any transaction having a similar effect).

                  (g) PARTICIPANT OR GRANTEE RIGHTS. No Participant or Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants or Grantees. Except as provided specifically herein, a Participant or Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a Stock certificate to him for such shares.

                  (h) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant or Grantee any rights that are greater than those of a general creditor of the Company.

                  (i) NO FRACTIONAL SHARES. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

                  (j) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

                  (k) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, such Awards shall be null and void.

                  (l) BENEFICIARY. A Participant or Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant or Grantee, the executor or administrator of the Participant's or Grantee's estate shall be deemed to be such Participant's or Grantee's beneficiary.

                  (m) INTERPRETATION. The Plan is designed and intended to comply with Rule 16b-3 and all provisions hereof shall be construed in a manner to so comply.

                                       16